Exhibit 10.3(b)

SB FINANCIAL GROUP, INC.

AMENDED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

FOR ANTHONY V. COSENTINO

THIS AGREEMENT between SB Financial Group, Inc. (the “Company”) and Anthony V. Cosentino (the “Executive”) is effective as of January 22, 2018 (the “Restatement Effective Date”). Effective as of the Restatement Effective Date, the Company and the Executive hereby amend and restate this Agreement in its entirety, as set forth herein.

This Agreement replaces the SB Financial Group, Inc. Supplemental Executive Retirement Plan Agreement for Anthony V. Cosentino, dated April 21, 2010

WITNESSETH:

WHEREAS, the Company and the Executive had originally entered into a supplemental retirement plan agreement to define certain payments to the Executive as described herein; and

WHEREAS, the parties desire to amend and restate this Agreement in its entirety to standardize certain provisions of the Agreement with other Company agreements and to add a disability benefit.

NOW, THEREFORE, in consideration of the services performed in the past and to be performed in the future, as well as of the mutual promises and covenants herein contained, the parties agree as follows:

AGREEMENT:

ARTICLE 1: DEFINITIONS

For purposes of this Agreement, the following capitalized words and phrases (including any form thereof) shall have the following meanings unless another context clearly requires another meaning:

1.1 ACCRUAL BALANCE. Has the meaning set forth in Section 2.4.

1.2 ACT. [reserved]

1.3 AFFILIATE. Any corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, trust, association or organization which is, directly or indirectly, controlled by, or under common control with, the Company.

1.4 AGREEMENT. This Amended SB Financial Group, Inc. Supplemental Executive Retirement Plan Agreement for Anthony V. Cosentino, as it may be amended from time to time.

1.5 ANNUAL DIRECT SALARY. The Executive’s annualized base salary based on the highest base salary rate in effect for any pay period ending with or within the 36 consecutive calendar month period ending on or immediately before the date on which it is being calculated, multiplied by 12. Annual Direct Salary will be determined without including any employee or fringe benefits, bonuses, incentives or other compensation (other than base salary) paid or earned during the calculation period.

1.6 BENEFICIARY. The person or persons whom the Executive has designated as set forth in Exhibit A to receive payments pursuant to this Agreement in the event of the Executive’s death. If the Executive has not designated any Beneficiary, or if the Executive’s designated Beneficiary does not survive the Executive, the Executive’s estate shall be the Executive’s Beneficiary.

Cosentino amended SERP October 12, 2017

1.7 CAUSE. The occurrence of one or more of the following:

(a)	The willful failure by the Executive to substantially perform the Executive’s duties hereunder (other than a failure resulting from the Executive’s incapacity because of death or disability), after notice from the Company or an Affiliate, and a failure to cure such violation within twenty (20) days of said notice;

(b)	The willful engaging by the Executive in misconduct injurious to the Company or an Affiliate;

(c)	Dishonesty, insubordination or gross negligence of the Executive in the performance of the Executive’s duties;

(d)	The Executive’s breach of fiduciary duty involving personal profit;

(e)	Conduct on the part of the Executive which brings public discredit to the Company or an Affiliate and, if the effect may be cured, a failure to cure within twenty (20) days of the date notice of such conduct is delivered to the Executive;

(f)	The Executive’s conviction of or plea of guilty or nolo contendere to a felony (including conviction of or plea of guilty or nolo contendere to a misdemeanor that was originally charged as a felony but was reduced to a misdemeanor as a result of a plea bargain), crime of falsehood or a crime involving moral turpitude, or the actual incarceration of the Executive for a period of twenty (20) consecutive days or more;

(g)	The Executive’s theft or abuse of the Company’s or any Affiliate’s property or the property of the Company’s or any Affiliate’s customers, employees, contractors, vendors or business associates;

(h)	The direction or recommendation of a state or federal bank regulatory authority to remove the Executive from the Executive’s position(s) with the Company or an Affiliate;

(i)	The Executive’s willful failure to follow the good faith lawful instructions of the Board (or the board of directors of an Affiliate) with regard to its operations, after written notice and, if the event may be cured, a failure to cure such violation within twenty (20) days of the date said notice is delivered to the Executive;

(j)	Material breach of any contract or agreement that the Executive entered with the Company or an Affiliate, including a breach of any of the obligations described in Article 4 and, if the breach may be cured, a failure to cure such breach within twenty (20) days of the date notice of such conduct is delivered to the Executive;

(k)	Unauthorized disclosure of the trade secrets or Confidential Information of the Company or an Affiliate, or any of its affiliates, trade partners or vendors; and

(l)	Any intentional cooperation with any party attempting to effect a Change of Control unless (i) the Board has approved or ratified that action before the Change of Control or (ii) that cooperation is required by law.

However, Cause will not arise solely because the Executive is absent from active employment during periods of vacation, consistent with the Company’s or any Affiliate’s applicable vacation policy or other period of absence initiated by the Executive and approved by the Company or such Affiliate.

Cosentino amended SERP October 12, 2017

Also, if, after the Executive terminates employment, the Company learns that the Executive has actively concealed conduct or an event that, if discovered before employment terminated, would have constituted “Cause,” the provisions of Section 3.3 will be applied retroactively to the date the Executive terminated employment and the Company may recover any and all amounts paid to the Executive (or to the Executive’s Beneficiary) under this Agreement.

1.8 CHANGE ENTITY. The entity resulting from a Change of Control or succeeding to the Company’s interests as a result of a Change of Control.

1.9 CHANGE OF CONTROL. Shall mean as defined by Treasury Regulation §409A-3(i)(5).

1.10 CODE. The Internal Revenue Code of 1986, as amended.

1.11 COMPANY. SB Financial Group, Inc., an Ohio corporation having a place of business at 401 Clinton Street, Defiance, Ohio, formerly known as Rurban Financial Corp.

1.12 CONFIDENTIAL INFORMATION. Any and all information (other than information in the public domain) related to the Company’s, any Affiliate’s or the Change Entity’s business, including all processes, inventions, trade secrets, computer programs, technical data, drawings or designs, information concerning pricing and pricing policies, marketing techniques, plans and forecasts, new product information, information concerning methods and manner of operations and information relating to the identity and location of all past, present and prospective customers and suppliers.

1.13 DATE OF THE CHANGE OF CONTROL. The date the first of any of the events contemplated by Section 1.9 occurs.

1.14 DISABILITY. A medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than twelve (12) months and that entitles the Executive to receive disability benefits under the Company’s group disability insurance policy.

1.15 DISABILITY BENEFIT. The annual benefit provided in Section 3.3(c).

1.16 EARLY RETIREMENT BENEFIT. The annual benefit provided in Section 3.2.

1.17 EFFECTIVE DATE. January 22, 2018.

1.18 EXECUTIVE. Anthony V. Cosentino, an individual.

1.19 [reserved]

1.20 [reserved]

1.21 RETIREMENT DATE. For purposes of this Agreement, and to trigger receipt of benefits available pursuant to this Agreement, provided that the Executive remains in the continuous employ of the Company, the first December 31st after the Executive’s sixty-fifth (65) birthday, unless shortened or extended by the agreement of the Board and the Executive.

1.22 RETIREMENT BENEFIT. The annual benefit provided in Section 3.1.

1.23 TERMINATES. The Executive’s “separation from service” within the meaning of Section 409A of the Code from the Company and all entities that, along with the Company, would be treated as a single employer under Sections 414(b) and (c) of the Code.

1.24 YEAR OF SERVICE. A year of employment with the Company as determined by the Company in its sole discretion; provided, however, that for purposes of determining Years of Service under this Agreement, the Executive shall be credited with the Executive’s years of employment with the Company and any Affiliate.

Cosentino amended SERP October 12, 2017

ARTICLE 2: INTENT

2.1 EFFECTIVE DATE. The predecessor to this Agreement originally became effective on April 21, 2010 and is being amended and restated as of the Effective Date.

2.2 PARTICIPATION IN OTHER PLANS. The benefits provided hereunder shall be in addition to the Executive’s annual salary as determined by the Board, and shall not affect the right of the Executive to participate in any current or future retirement plan, group insurance, bonus, or supplemental compensation arrangement of the Company which constitutes a part of the Company’s regular compensation structure.

2.3 FRINGE BENEFITS. The benefits provided by this Agreement are granted by the Company as a fringe benefit to the Executive and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of these benefits except as set forth hereinafter.

2.4 ACCOUNTING. The Company shall account for the Executive’s benefit under this Agreement using the regulatory accounting principles of the Company’s primary federal regulator consistent with generally accepted accounting principles (“GAAP”). The Company shall establish an unfunded accrued liability retirement account for the Executive.

2.5 TOP-HAT PLAN. The Company intends that this Agreement be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits to the Executive, as a member of a select group of management or highly compensated employees of the Company for the purposes of the Employee Retirement Income Security Act of 1974, as amended.

2.6 ADMINISTRATION. The Company (or its designee) shall administer the Agreement and shall supervise the maintenance of such accounts and records as it deems necessary or desirable. In this capacity, the Company (or its designee) shall have complete and absolute discretion to interpret and construe the provisions of this Agreement, to adopt rules, regulations and procedures consistent therewith, and to make all findings of fact, correct errors and supply omissions, and decide all disputes with respect to the rights and obligations of the Executive. The decisions of the Company (or its designee), as administrator, shall be final and conclusive with respect to every question that may arise relating to either the interpretation or administration of the Agreement, and its decision shall be binding on all parties and may not be overturned unless determined by a court of appropriate jurisdiction to be arbitrary and capricious.

ARTICLE 3: BENEFITS

3.1 RETIREMENT BENEFIT. If the Executive Terminates for any reason (other than for Cause) on or after the Executive’s Retirement Date, the Company shall pay the Executive a Retirement Benefit equal to fifteen percent (15%) of the Executive’s Annual Direct Salary. Payment of the Retirement Benefit shall commence on the first day of the month following the date of Termination and shall be payable in substantially equal monthly installments for a period of one hundred eighty (180) months.

Cosentino amended SERP October 12, 2017

3.2 EARLY RETIREMENT BENEFIT. If the Executive Terminates for any reason (other than for Cause) prior to the Executive’s Retirement Date, provided that the Executive has at least five (5) Years of Service, the Executive shall be entitled to receive an Early Retirement Benefit based on the Executive’s age on the date of Termination equal to the percentage of the Executive’s Annual Direct Salary as set forth below

Age	Percentage

At least age fifty-five (55) but less than age sixty (60)	5%

At least age sixty (60) but less than age sixty-five (65)	10%

Age sixty-five (65)	15%

Payment of the Early Retirement Benefit shall be made at the same time and in the same form as described in Section 3.1.

3.3 OTHER TERMINATION OF EMPLOYMENT. Notwithstanding the foregoing, if the Executive:

(a)	Terminates prior to attaining age fifty-five (55) or Terminates without at least five (5) Years of Service and prior to the Executive’s Retirement Date, the Executive will not be entitled to any benefit under this Agreement; or

(b)	Is Terminated for Cause, the Executive will not be entitled to any benefit (whether or not the Executive satisfied any age and service criteria otherwise required under the Agreement) under this Agreement; or

(c)	Terminates because of Disability before the Retirement Date, the Company shall pay the Executive the Disability Benefit calculated as the amount that fully amortizes the Accrual Balance existing at the end of the month immediately before the month in which separation from service occurs, amortizing that Accrual Balance over 15 years and taking into account interest at the discount rate or rates required by GAAP. Payment of the Disability Benefit shall be made at the same time and in the same form as described in Section 3.1.

3.4 EFFECT OF DEATH OR DISABILITY FOLLOWING TERMINATION. In the event the Executive dies after Termination but before all Retirement Benefit, Early Retirement Benefit, or Disability Benefit payments have been made, the Company shall continue making such payments to the Executive’s Beneficiary. In the event the Executive becomes Disabled after Termination but before all Retirement Benefit or Early Retirement Benefit payments have been made, the Company shall continue making such payments to the Executive, or to the Executive’s designated representative if the Company is provided evidence satisfactory to the Company in its sole discretion that the Executive is not competent to receive such payments.

3.5 DEATH BENEFIT PRIOR TO TERMINATION. If the Executive dies before Termination, instead of any other benefit payable under this Agreement the Executive’s Beneficiary is entitled at the Executive’s death solely to the benefit, if any, payable under the Split Dollar Agreement and Endorsement attached to this Agreement as Exhibit B.

3.6 EFFECT OF CHANGE OF CONTROL.

(a) In the event of the Executive’s Termination without Cause within 24 months after the date of a Change of Control, the Executive shall become entitled to receive a Retirement Benefit, regardless of the Executive’s age or Years of Service and calculated using the higher of (a) the Executive’s Annual Direct Salary on the Date of the Change of Control, or (b) the Executive’s Annual Direct Salary on the Executive’s date of Termination. The benefit payable pursuant to this Section 3.6 shall be paid as described in Section 3.1 following the Executive’s Termination following the Change of Control.

Cosentino amended SERP October 12, 2017

(b) When both of the following conditions to completion of a Change of Control are satisfied, the Company will irrevocably deposit with an independent bank trustee cash in an amount sufficient to accrue the benefit payment obligations under Section 3.1: (x) all federal and state bank regulatory authorities whose approval of the Change of Control is necessary grant approval and (y) if approval of the Company’s stockholders is necessary for the Change of Control, the Company’s stockholders approve the Change of Control at a regular or special meeting held for that purpose. Whether these two conditions are satisfied before or after the Executive’s Termination or before or after benefit payments begin, when the two specified conditions are satisfied the Company will under this Section 3.6 make the irrevocable deposit with an independent bank trustee. Until all payments required to be made to the Executive under Section 3.1 or to Executive’s Beneficiary under Article 3 are made, the independent bank trustee will hold, invest, reinvest, and manage trust assets in accordance with a Rabbi Trust Agreement in substantially the form attached to this Agreement as Exhibit C.

3.7 SIX-MONTH DISTRIBUTION DELAY FOR SPECIFIED EMPLOYEES. Notwithstanding anything in this Agreement to the contrary, in the event that the Executive is a “specified employee” (as defined in Section 409A of the Code) of the Company, determined pursuant to the Company’s policy for identifying specified employees, on the date of the Executive’s Termination, no payment on account of the Executive’s Termination shall be made until the first (1st) day of the seventh (7th) month following the date of Termination (or, if earlier, the date of the Executive’s death). The cumulative amount paid on such day shall include any payments that could not be made during such period.

3.8 LUMP-SUM PAYMENT UPON INTERVENING CHANGE OF CONTROL. Effective as of January 22, 2018 and subject to any applicable six-month delay under Section 3.7, if a Change of Control occurs at any time after a Termination has triggered payment of the Retirement Benefit under Sections 3.1 or 3.6, the Early Retirement Benefit under Section 3.2, or the Disability Benefit under Section 3.3(c), the installment payments to the Executive of such Retirement Benefit, Early Retirement Benefit, or Disability Benefit, as the case may be, shall cease as of the effective date of such Change of Control, and the Executive shall receive the full amount of such Retirement Benefit, Early Retirement Benefit, or Disability Benefit, as the case may be, that remains unpaid as of the effective date of such Change of Control in a single lump-sum payable on the later of (a) the date that is the five-year anniversary of the date on which the first payment of such Retirement Benefit, Early Retirement Benefit, or Disability Benefit, as the case may be, was made (or, if payment has not commenced, is scheduled to be made), or (b) the effective Date of the Change of Control.

ARTICLE 4: COVENANTS

4.1 UNAUTHORIZED DISCLOSURE. During the term of the Executive’s employment, or at any later time, the Executive shall not, without the written consent of the Board (or the board of directors of an Affiliate) or a person authorized thereby, knowingly use or disclose to any person, other than an authorized employee of the Company or such Affiliate, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of the Executive’s duties as an executive of the Company and its Affiliates any material Confidential Information obtained by him while in the employ of the Company and its Affiliates with respect to any of the services, products, improvements, formulas, designs or styles, processes, customers, customer lists, methods of business or any business practices of the Company or its Affiliates, the disclosure of which could be or will be damaging to the Company; provided, however, that Confidential Information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company and its Affiliates or any information that must be disclosed as required by law.

Cosentino amended SERP October 12, 2017

ARTICLE 5: [reserved]

ARTICLE 6: MISCELLANEOUS

6.1 RESTRICTIONS ON FUNDING. Except as set forth in Section 3.6, the Company shall have no obligations to set aside, earmark, or entrust any specific fund or money with which to pay its obligation under this Agreement. The Company reserves the absolute right at its sole discretion to either fund the obligations undertaken by this Agreement or to refrain from funding the same and determine the extent, nature, and method of such funding.

6.2 GENERAL ASSETS OF THE COMPANY. The rights of the Executive under this Agreement and of any Beneficiary shall be solely those of an unsecured creditor of the Company. If the Company shall acquire an insurance policy or any other asset in connection with the liabilities assumed by it hereunder, it is expressly understood and agreed that neither the Executive nor any Beneficiary shall have any right with respect to, or claim against, such policy or other asset. Such policy or asset shall not be deemed to be held under any trust for the benefit of the Executive or the Executive’s Beneficiaries or to be held in any way as collateral security for the fulfilling of the obligations of the Company under this Agreement. It shall be, and remain, a general, unpledged, unrestricted asset of the Company and the Executive or any of the Executive’s Beneficiaries shall not have a greater claim to the insurance policy or other assets, or any interest in either of them, than any other general creditor of the Company.

6.3 NO EMPLOYMENT CONTRACT. This Agreement is not an employment contract. Nothing contained herein shall guarantee or assure the Executive of continued employment by the Company.

6.4 NOTICE. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Anthony V. Cosentino
At the last address on file with the Company

If to the Company:	SB Financial Group, Inc.
Human Resource Director
401 Clinton Street
Defiance, OH 43512

or to such other address as the Executive or the Company may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

6.5 SUCCESSORS; BINDING AGREEMENT. This Agreement shall inure to the benefit of and be binding upon the Company, and the Executive, their respective personal representatives, heirs, assigns or successors, provided, however, that the Executive may not commute, anticipate, encumber, dispose or assign any payment herein except as may be otherwise specified in this Agreement.

6.6 SEVERABILITY. If any provision of this Agreement is declared unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

6.7 WAIVER; AMENDMENT. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and an executive officer specifically designated by the Board. No waiver by either party, at any time, of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement may be amended or canceled only by mutual agreement of the parties in writing.

Cosentino amended SERP October 12, 2017

6.8 LIMITATION OF DAMAGES FOR BREACH OF AGREEMENT. (a) In the event of a breach of this Agreement, by either the Company or the Executive, each hereby waives to the fullest extent permitted by law, the right to assert any claim against the others for punitive or exemplary damages. The Executive is not required to mitigate the amount of any payment described in this Agreement by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or benefits the Executive earns, or is entitled to receive, in any capacity after Termination or by reason of the Executive’s receipt of or right to receive any retirement or other benefits attributable to employment.

(b) The Company is aware that after a Change of Control management could cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Company to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated. The Company intends that the Executive not be required to incur expenses associated with enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. The Company intends that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change of Control it appears to the Executive that (x) the Company has failed to comply with any of its obligations under this Agreement, or (y) the Company or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or recover from the Executive the benefits intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive to retain counsel of the Executive’s choice, at the Company’s expense as provided in this Section 6.8(b), to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder, or other person affiliated with the Company, in any jurisdiction. Despite any existing or previous attorney-client relationship between the Company and any counsel chosen by the Executive under this Section 6.8(b), the Company irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Company and the Executive agree that a confidential relationship exists between the Executive and that counsel. The fees and expenses of counsel selected by the Executive will be paid or reimbursed to the Executive by the Company on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by counsel in accordance with counsel’s customary practices, regardless of whether suit is brought and regardless of whether incurred in arbitration, trial, bankruptcy, or appellate proceedings. The Company’s obligation to pay the Executive’s legal fees under this Section 6.8(b) operates separately from and in addition to any legal fee reimbursement obligation the Company may have with the Executive under any separate employment, severance, or other agreement. If Section 6.9 would impose a limitation on the Executive’s right to recover or obtain reimbursement or payment of costs, including but not limited to attorneys’ fees, under this Section 6.8(b), the Company and the Executive agree that this Section 6.8(b) is intended to be an exception to the limitations of Section 6.9 and that any conflict between this Section 6.8(b) and Section 6.9 is to be resolved in favor of this Section 6.8(b).

6.9 ARBITRATION. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, except for any claims brought by the Company or its Affiliates for equitable relief or an injunction to enforce the restrictive covenants contained in Article 4, will be settled by arbitration in Defiance County, Ohio in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Each party will bear its own costs of arbitration, except that the parties will share the cost of the arbitrator equally. Notwithstanding the foregoing, if the Executive is the prevailing party in the arbitration, the Company will reimburse the Executive’s reasonable costs of arbitration, including reimbursement of reasonable attorneys’ fees. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the State of Ohio, but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction.

Cosentino amended SERP October 12, 2017

6.10 LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of law principles.

6.11 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

6.12 HEADINGS. The paragraph headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

6.13 OTHER PROVISIONS.

(a)	Except as expressly provided in this Agreement, the Executive’s right to receive the payments described in this Agreement will not decrease the amount of, or otherwise adversely affect, any other benefits payable to the Executive under any other plan, agreement or arrangement.

(b)	The Executive is not required to mitigate the amount of any payment described in this Agreement by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or benefits the Executive earns, or is entitled to receive, in any capacity after Termination or by reason of the Executive’s receipt of or right to receive any retirement or other benefits attributable to employment.

(c)	Except as expressly provided elsewhere in this Agreement, the amount of any payment made under this Agreement will be reduced by the minimum amounts the Company or its Affiliate, as applicable, is required to withhold in payment (or in anticipation of payment) of any income, wage or employment taxes imposed on the payment.

(d)	The right of the Executive or any other person to receive any amount under this Agreement may not be assigned, transferred, pledged or encumbered except by will or by applicable laws of descent and distribution. Any attempt to assign, transfer, pledge or encumber any amount that is or may be receivable under this Agreement will be null and void and of no legal effect. However, this Section 6.13 will not preclude payment under this Agreement of any benefit to which a deceased Executive is entitled.

(e)	Subject to Section 6.13(d), this Agreement inures to the benefit of and may be enforced by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.14 ENTIRE AGREEMENT. This Agreement supersedes any and all prior agreements, either oral or in writing, between the parties (including such agreement with any Affiliate) with respect to similar payments and this Agreement contains all the covenants and agreements between the parties with respect to same.

6.15 REGULATORY LIMITATIONS. Notwithstanding anything to the contrary contained herein, the Executive acknowledges and agrees that any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned on compliance with the provisions of 12 U.S.C. §1828(k) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359), which provisions contain certain prohibitions and limitations on the making of “golden parachute” and certain indemnification payments by FDIC-insured institutions and their holding companies. In the event any payments to the Executive pursuant to this Agreement are prohibited or limited by the provisions of such statute and/or regulation, the Company will use its commercially reasonable efforts to obtain the consent of the appropriate regulatory authorities to the payment by the Company to the Executive of the maximum amount that is permitted (up to the amount payable under the terms of this Agreement).

6.16 SECTION 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code and, to the maximum extent permitted by law, shall be interpreted, construed and administered consistent with this intent. None of the Company or its Affiliates or any other person shall have liability in the event this Agreement fails to comply with the requirements of Section 409A of the Code. Nothing in this Agreement shall be construed as the guarantee of any particular tax treatment to the Executive.

Cosentino amended SERP October 12, 2017

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed in their respective names and, in the case of the Company, by its authorized representatives the day and year above mentioned.

SB FINANCIAL GROUP, INC.		EXECUTIVE

By	/s/ Mark A. Klein	By	/s/ Anthony V. Cosentino
Anthony V. Cosentino

Date	January 22, 2018	Date	January 22, 2018

Cosentino amended SERP October 12, 2017

EXHIBIT A

AMENDED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

FOR ANTHONY V. COSENTINO

DESIGNATION OF BENEFICIARY

Pursuant to the terms of the SB Financial Group, Inc. Amended Supplemental Executive Retirement Plan Agreement dated January 22, 2018 (“Agreement”) between myself and SB Financial Group, Inc., I, Anthony V. Cosentino, hereby designate the following beneficiary(ies) to receive payments which may be due under such Agreement after my death:

Primary Beneficiary:

Name	Address	Relationship

Contingent Beneficiary(ies):

Name	Address	Relationship

Name	Address	Relationship

The primary beneficiary named above shall be the Beneficiary defined in the Agreement if he or she is living at the time a payment thereunder becomes due and payable, and the contingent beneficiary named above shall be the designated beneficiary referred to in the Agreement only if he or she is living at the time a payment becomes payable and the primary beneficiary is not then living.

This designation hereby revokes any prior designation which may have been in effect.

Date:

Anthony V. Cosentino

Acknowledged by:

(Company Officer)

Cosentino amended SERP October 12, 2017

EXHIBIT B

 The State Bank and Trust Company

2017 Split Dollar Agreement and Endorsement

This 2017 Split Dollar Agreement and Endorsement (this “Agreement”) is entered into as of this 22nd day of January, 2018 by and between The State Bank and Trust Company, an Ohio-chartered bank (the “Bank”), and Anthony V. Cosentino, Chief Financial Officer of the Bank (the “Executive”). This Agreement shall append the Split Dollar Policy Endorsement entered into on even date herewith or as subsequently amended, by and between the aforementioned parties.

Whereas, to encourage the Executive to remain a Bank employee, the Bank is willing to divide the death proceeds of a life insurance policy on the Executive’s life,

Whereas, the Bank will pay life insurance premiums from its general assets, and

Now Therefore, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1

Definitions

Capitalized terms not otherwise defined in this Agreement are used herein as defined in the Amended Supplemental Executive Retirement Plan Agreement between SB Financial Group, Inc. and the Executive. The following terms shall have the meanings specified.

1.1 Administrator means the administrator described in Article 7.

1.2 Executive’s Interest means the benefit set forth in section 2.2.

1.3 Insured means the Executive.

1.4 Insurer means each life insurance carrier for which there is a Split Dollar Policy Endorsement attached to this Agreement.

1.5 Net Death Proceeds means the total death proceeds of the Policy minus the cash surrender value.

1.6 Policy means the specific life insurance policy or policies issued by the Insurer(s).

1.7 Separation from Service means separation from service as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including termination for any reason of the Executive’s service as an executive and independent contractor to the Bank and any member of a controlled group, as defined in Code section 414, other than because of a leave of absence approved by the Bank or the Executive’s death.

1.8 Split Dollar Policy Endorsement means the form required by the Administrator or the Insurer to indicate the Executive’s interest, if any, in a Policy on such Executive’s life.

1.9 Amended Supplemental Executive Retirement Plan Agreement means the Supplemental Executive Retirement Plan Agreement between SB Financial Group, Inc. and the Executive, as the same may hereafter be amended.

Cosentino amended SERP October 12, 2017

Article 2

Policy Ownership/Interests

2.1 Bank Ownership. The Bank is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. The Bank shall be the beneficiary of the remaining death proceeds of the Policy after the Executive’s interest is paid according to section 2.2 below.

2.2 Death Benefit. Provided the Executive’s death occurs before the Executive’s Separation from Service, at the Executive’s death the Executive’s beneficiaries designated in accordance with the Split Dollar Policy Endorsement(s) shall collectively be entitled to Policy proceeds in an amount equal to $649,790 but not to exceed 100% of the Net Death Proceeds (the “Executive’s Interest”). The Executive’s Interest shall be extinguished on the date of the Executive’s Separation from Service, and the Executive’s beneficiaries shall be entitled to no benefits under this Agreement for the Executive’s death occurring thereafter. The Executive shall have the right to designate the beneficiaries of the Executive’s Interest.

2.3 Option to Purchase. The Bank shall not sell, surrender, or transfer ownership of the Policy without first giving the Executive or the Executive’s transferee the option to purchase the Policy for a period of 60 days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policy.

2.4 Comparable Coverage. The Bank may replace the Policy with a comparable insurance policy to cover the benefit provided under this Agreement, in which case the Bank and the Executive shall execute a new Split Dollar Policy Endorsement for the comparable insurance policy.

2.5 Internal Revenue Code Section 1035 Exchanges. The Executive recognizes and agrees that the Bank may after this Agreement is adopted wish to exchange the Policy of life insurance on the Executive’s life for another contract of life insurance insuring the Executive’s life. Provided that the Policy is replaced (or intended to be replaced) with a comparable policy of life insurance, the Executive agrees to provide medical information and cooperate with medical insurance-related testing required by a prospective insurer for implementing the Policy or, if necessary, for modifying or updating to a comparable insurer.

Article 3

Premiums

3.1 Premium Payment. The Bank shall pay any premiums due on the Policy.

3.2 Economic Benefit. The Administrator shall annually determine the economic benefit attributable to the Executive based on the life insurance premium factor for the Executive’s age multiplied by the aggregate death benefit payable to the Executive’s beneficiary. The “life insurance premium factor” is the minimum factor applicable under guidance published pursuant to Treasury Reg. section 1.61-22(d)(3)(ii) or any subsequent authority.

3.3 Imputed Income. The Bank shall impute the economic benefit to the Executive on an annual basis by adding the economic benefit to the Executive’s W-2, or if applicable, Form 1099.

Cosentino amended SERP October 12, 2017

Article 4

Assignment

The Executive may irrevocably assign without consideration all of the Executive’s interest in the Policy and in this Agreement to any person, entity, or trust established by the Executive or the Executive’s spouse. If the Executive transfers all of the Executive’s interest in the Policy, all of the Executive’s interest in the Policy and in the Agreement shall be vested in the Executive’s transferee, who shall be substituted as a party hereunder and the Executive shall have no further interest in this Agreement.

Article 5

Insurer

The Insurer shall be bound by the terms of the Policy only. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits, and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

Article 6

Claims and Review Procedures

6.1 Claims Procedure. The Bank will notify any person or entity that makes a claim for benefits under this Agreement (the “Claimant”) in writing, within 90 days after receiving Claimant’s written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Administrator determines that the Claimant is not eligible for benefits or full benefits, the notice will state (w) the specific reasons for denial, (x) a specific reference to the provisions of the Agreement on which the denial is based, (y) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (z) an explanation of the Agreement’s claims review procedure and other appropriate information concerning steps to be taken if the Claimant wishes to have the claim reviewed. If the Administrator determines that there are special circumstances requiring additional time to make a decision, the Bank will notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

6.2 Review Procedure. If the Claimant is determined by the Administrator not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant will have the opportunity to have his or her claim reviewed by the Bank by filing a petition for review with the Bank within 60 days after receipt of the notice issued by the Bank. The Claimant’s petition must state the specific reasons the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Bank of the petition, the Administrator will give the Claimant (and counsel, if any) an opportunity to present his or her position verbally or in writing, and the Claimant (or counsel) will have the right to review the pertinent documents. The Administrator will notify the Claimant of the Administrator’s decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner to be understood by the Claimant, and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Administrator, but notice of this deferral will be given to the Claimant.

Article 7

Administration of Agreement

7.1 Administrator Duties. This Agreement shall be administered by an Administrator, which shall consist of the Board or such committee as the Board shall appoint. The Executive may not be a member of the Administrator. The Administrator shall have the discretion and authority to (x) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (y) decide or resolve any and all questions that may arise, including interpretations of this Agreement.

Cosentino amended SERP October 12, 2017

7.2 Agents. In the administration of this Agreement, the Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

7.3 Binding Effect of Decisions. The decision or action of the Administrator concerning any question arising out of the administration, interpretation, and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

7.4 Indemnity of Administrator. The Bank shall indemnify and hold harmless the members of the Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Administrator or any of its members.

7.5 Information. To enable the Administrator to perform its functions, the Bank shall supply full and timely information to the Administrator on all matters relating to the date and circumstances of the retirement, death, or Separation from Service of the Executive, and such other pertinent information as the Administrator may reasonably require.

Article 8

Miscellaneous

8.1 Amendment and Termination of Agreement. This Agreement may be amended or terminated solely by a written agreement signed by the Bank and the Executive. However, this Agreement shall terminate upon the first to occur of (u) surrender, lapse, or other termination of the Policy by the Bank, or (v) distribution of the death benefit proceeds in accordance with section 2.2 above, or (w) termination of the Executive’s employment for “cause” pursuant to the Amended Supplemental Executive Retirement Plan Agreement with SB Financial Group, Inc., or (x) the Executive’s Separation from Service.

8.2 Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators, and transferees, and any Policy beneficiary.

8.3 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee or interfere with the Executive’s right to terminate employment at any time.

8.4 Successors; Binding Agreement. By an assumption agreement in form and substance satisfactory to the Executive, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement had no succession occurred.

8.5 Applicable Law. This Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of Ohio, except to the extent preempted by the laws of the United States of America.

8.6 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive concerning the subject matter. No rights are granted to the Executive under this Agreement other than those specifically set forth.

Cosentino amended SERP October 12, 2017

8.7 Severability. If any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of the provision not held invalid, and the remainder of the provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.

8.8 Headings. Caption headings and subheadings herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

8.9 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. If to the Bank, notice shall be given to the board of directors, The State Bank and Trust Company, 401 Clinton Street, Defiance, Ohio 43512, or to such other or additional person or persons as the Bank shall have designated to the Executive in writing. If to the Executive, notice shall be given to the Executive at the Executive’s address appearing on the Bank’s records, or to such other or additional person or persons as the Executive shall have designated to the Bank in writing.

Cosentino amended SERP October 12, 2017

In Witness Whereof, the Executive and a duly authorized representative of the Bank have executed this Agreement as of the date first written above.

Executive:	Bank:
The State Bank and Trust Company

By:
Anthony V. Cosentino
Title:

Cosentino amended SERP October 12, 2017

Agreement to Cooperate with Insurance Underwriting Incident to Internal Revenue Code section 1035 Exchange

I acknowledge that I have read the 2017 Split Dollar Agreement and Endorsement and agree to be bound by its terms, particularly the covenant on my part set forth in section 2.5 of the 2017 Split Dollar Agreement and Endorsement to provide medical information and cooperate with medical insurance-related testing required by an insurer to issue a comparable insurance policy to cover the benefit provided under this 2017 Split Dollar Agreement and Endorsement.

Witness	Anthony V. Cosentino

Cosentino amended SERP October 12, 2017

Split Dollar Policy Endorsement

Insured:	Anthony V. Cosentino

Insurer:	Massachusetts Mutual Life Insurance Company
Policy No.	39138503

According to the terms of The State Bank and Trust Company 2017 Split Dollar Agreement and Endorsement dated as of January 22, 2018, the undersigned Owner requests that the above-referenced policy issued by the Insurer provide for the following beneficiary designation and limited contract ownership rights to the Insured:

1. Upon the death of the Insured, proceeds shall be paid in one sum to the Owner, its successors or assigns, to the extent of the Owner’s interest in the policy. It is hereby provided that the Insurer may rely solely upon a statement from the Owner concerning the amount of proceeds it is entitled to receive under this paragraph.

2. Any proceeds at the death of the Insured in excess of the amount paid under the provisions of the preceding paragraph shall be paid in one sum to:

Primary Beneficiary, Relationship/Social Security Number

Contingent Beneficiary, Relationship/Social Security Number

The exclusive rights to change the beneficiary for the proceeds payable under this paragraph and to assign all rights and interests granted under this paragraph are hereby granted to the Insured. The sole signature of the Insured shall be sufficient to exercise the rights. The Owner retains all contract rights not granted to the Insured under this paragraph.

3. It is agreed by the undersigned that this designation and limited assignment of rights shall be subject in all respects to the contractual terms of the policy.

4. Any payment directed by the Owner under this endorsement shall be a full discharge of the Insurer, and such discharge shall be binding on all parties claiming any interest under the policy.

The undersigned for the Owner is signing in a representative capacity and warrants that he or she has the authority to bind the entity on whose behalf this document is executed.

Signed at                                     , Ohio this                day of                                       , 20       .

Insured:	Owner:
The State Bank and Trust Company

By:
Anthony V. Cosentino
Its:

Cosentino amended SERP October 12, 2017

EXHIBIT C

Trust Under SB Financial Group, Inc.

Amended Supplemental Executive Retirement Plan Agreement

This Agreement made this day of _____, 20__, by and between SB Financial Group, Inc. (“Company”) and _______________________ (“Trustee”),

WHEREAS, Company entered into a Supplemental Executive Retirement Plan Agreement, effective April 21, 2010 (as amended and restated as of January 22, 2018 (the “SERP”) with Anthony V. Cosentino (the “Executive”);

WHEREAS, Company wishes to establish a trust (hereinafter called “Trust”) and contribute to the Trust assets to be held in the Trust, subject to the claims of Company’s general creditors in the event of Company’s Insolvency, as herein defined, until paid to the Executive and beneficiary(ies) in such manner and at such times as specified in the SERP;

WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the SERP as an unfunded plan maintained for the purpose of providing deferred compensation for a member of select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974; and

WHEREAS, it is the intention of Company to make contributions to the Trust to provide itself with a source of funds to assist it in meeting its liabilities under the SERP.

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows.

1. Establishment of Trust

(a) The Trust hereby established shall be irrevocable.

(b) The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

(c) The principal of the Trust and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of the Executive and general creditors as herein set forth. The Executive shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the SERP and this Trust Agreement shall be mere unsecured contractual rights of the Executive against Company. Any assets held by the Trust will be subject to the claims of Company’s general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

(d) Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor the Executive shall have any right to compel such additional deposits.

2. Payments to the Executive

(a) Company has delivered to Trustee a payment schedule attached hereto as Schedule A (the “Payment Schedule”), which Payment Schedule may be amended from time to time as provided in Section 12, indicating the amounts payable to the Executive, a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the SERP), and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to the Executive in accordance with such Payment Schedule. The Trustee shall make provision for the reporting and withholding of any federal and state taxes that may be required to be withheld with respect to the payment of benefits pursuant to the SERP and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Company. Payment will be made to the Executive’s beneficiary as set forth in the Payment Schedule respecting payments upon death, if the Executive dies before payment is due under the Payment Schedule.

Cosentino amended SERP October 12, 2017

(b) The entitlement of the Executive to benefits under the SERP shall be determined by Company or such party as it shall designate under the SERP, and any claim for such benefits shall be considered and reviewed under the procedures, if any, set out in the SERP.

(c) Company may make payment of benefits directly to the Executive as they become due under the terms of the SERP. Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to the Executive. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the SERP, Company shall make the remainder of each such payment as it falls due. Trustee shall notify Company if principal and earnings are not sufficient.

3. Trustee Responsibility Regarding Payments to Trust Beneficiary When Company Is Insolvent

(a) Trustee shall cease payment of benefits to the Executive if the Company is Insolvent. Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b) At all times during the continuance of this Trust, as provided in Section 1(c) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

(1)	The Board of Directors and the Chief Executive Officer of Company shall have the duty to inform Trustee in writing of Company’s Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to the Executive.

(2)	Unless Trustee has actual knowledge of Company’s Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company’s solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company’s solvency.

(3)	If at any time Trustee has determined that Company is Insolvent, Trustee shall discontinue payments to the Executive and shall hold the assets of the Trust for the benefit of Company’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of the Executive to pursue the Executive’s rights as a general creditor of Company with respect to benefits due under the SERP or otherwise.

(4)	Trustee shall resume the payment of benefits to the Executive in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Company is not Insolvent (or is no longer Insolvent).

Cosentino amended SERP October 12, 2017

(c) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust under Section 3(b) and subsequently resumes payments, the first payment after discontinuance shall include the aggregate amount of all payments due to the Executive under the terms of the SERP for the period of the discontinuance, less the aggregate amount of any payments made to the Executive by Company in lieu of the payments provided for hereunder during any such period of discontinuance.

4. Payments to Company

Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payment of benefits have been made to the Executive under the terms of the SERP.

5. Investment Authority

The Trustee may not invest in securities (including stock or rights to acquire stock) or obligations issued by Company, other than a de minimis amount held in common investment vehicles in which Trustee invests. The Trustee’s primary investment objective shall be safety of principal. All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with the Executive.

6. Disposition of Income

During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

7. Accounting by Trustee

Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee. Within 30 days following the close of each calendar year and within 30 days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

8. Responsibility of Trustee

(a) Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken by a direction, request or approval given by Company which is contemplated by and in conformity with the terms of the SERP or this Trust and is given in writing by Company. If there is a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

(b) If Trustee undertakes or defends any litigation arising under this Trust, Company agrees to indemnify Trustee against Trustee’s costs, expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments. If Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.

Cosentino amended SERP October 12, 2017

(c) Trustee may consult with legal counsel (who may also be counsel for Company generally) regarding its duties or obligations hereunder.

(d) Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing its duties or obligations hereunder.

(e) Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein.

(f) Regardless of any powers granted to Trustee by this Trust Agreement or by applicable law, Trustee shall not have any power that could give the Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated under the Internal Revenue Code.

9. Compensation and Expenses of Trustee

Company shall pay all administrative and Trustee’s fees and expenses. Trustee’s fees outstanding for more than 45 days from the billing date may be deducted directly from the Trust.

10. Resignation and Removal of Trustee

(a) Trustee may resign at any time by written notice to Company, which shall be effective 30 days after receipt of such notice unless Company and Trustee agree otherwise.

(b) Trustee may be removed by Company on 30 days’ notice or upon shorter notice accepted by Trustee.

(c) Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 60 days after receipt of notice of resignation, removal or transfer, unless Company extends the time limit.

(d) If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date or as soon as practicable thereafter, of Trustee’s resignation or removal under paragraph (a) or (b) of this Section. If no such appointment is made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions.

11. Appointment of Successor

(a) If Trustee resigns or is removed in accordance with Section 10(a) or (b) hereof, Company may appoint any qualified third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the successor Trustee to evidence the transfer. A third party shall not be considered qualified to serve as successor Trustee unless the total assets of the successor Trustee organization are at least $[10 billion].

(b) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor Trustee shall not be responsible for and Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

Cosentino amended SERP October 12, 2017

12. Amendment or Termination

(a) This Trust Agreement may be amended by a written instrument executed by the Trustee and Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the SERP or in any way cause this Trust Agreement to become revocable.

(b) The Trust shall not terminate until the date on which the Executive and beneficiary(ies) are no longer entitled to benefits under the terms of the SERP. Upon termination of the Trust, any assets remaining in the Trust shall be returned to Company.

(c) Upon written approval of participants or beneficiaries entitled to payment of benefits under the terms of the SERP, Company may terminate this Trust before all benefit payments under the SERP have been made. All assets in the Trust at termination shall be returned to Company.

13. Immunity and Indemnity

The Company agrees to indemnify and hold the Trustee harmless from and against any liability, loss or claim that the Trustee may incur or which may be assessed or made against the Trustee in connection with this Agreement, including, without limitation, liability for legal and other professional fees (“Liabilities”), unless arising from the Trustee’s own gross negligence or willful misconduct, or except to the extent such indemnification may be prohibited by applicable law. With respect to such aforementioned Liabilities or the Trustee’s own fees from the Trust, should the Trust prove insufficient or it is held by a court of competent jurisdiction that such Liabilities and/or fees are not properly payable from the Trust, the Company shall remain liable to indemnify the Trustee against such Liabilities and to pay the Trustee such fees.

This indemnification and hold harmless provision as well as all other such indemnification and hold harmless provisions in this Agreement shall survive the term of the Trustee acting as such under this Agreement and shall survive the term of this Agreement.

14. Miscellaneous

(a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b) Benefits payable to the Executive under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(c) This Trust Agreement shall be governed by and construed in accordance with the laws of Ohio and shall be binding upon the parties hereto and their respective successors.

(d) For purposes of this Trust, Change in Control shall have the meaning provided in the SERP, which agreement hereby is incorporated by reference.

15. Effective Date

The effective date of this Trust Agreement shall be ________, 20__.

Trustee	Company
[ ]	SB Financial Group, Inc.

By:	By:
Its:	Its:

Cosentino amended SERP October 12, 2017

SCHEDULE A

Initial Balance: $136,334.04

Payment Schedule

Unless section 3.8 of the SERP requires a lump sum payment, section 3.6 of the SERP requires $3,472.83 per month to be paid to Executive for a period of 180 months commencing on the first day of the month following the Executive’s date of Termination on or after the Executive’s Retirement Date (as defined in the SERP).

Cosentino amended SERP October 12, 2017